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                                                                     EXHIBIT 4.1

                             CERTIFICATE OF DECREASE

                                       OF

                    SERIES A $20 CONVERTIBLE PREFERRED STOCK

                                       OF

                       INTEGRATED SECURITY SYSTEMS, INC.

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)


                  The undersigned hereby certifies that, by unanimous written consent of the Board of Directors of Integrated Security Systems, Inc., a Delaware corporation (the "Corporation"), effective as of March 13, 2001, the Board of Directors of the Corporation adopted a resolution retiring 65,500 shares of a previously-established series of the preferred stock of the Corporation, par value $0.01 per share, which series was designated "Series A $20 Convertible Preferred Stock" pursuant to a Certificate of Designation filed with the Delaware Secretary of State on April 2, 1996, and providing that the shares so retired shall resume the status of authorized but unissued shares of Preferred Stock, par value $0.01 per share, thereby decreasing the number of shares of preferred stock of the Corporation that are designated as Series A $20 Convertible Preferred Stock from 75,000 to 9,500.

                  In witness whereof the Corporation has caused this Certificate to be signed by its duly authorized officer this 14th day of March, 2001.

                                       INTEGRATED SECURITY SYSTEMS, INC.


                                       By:  /s/ C.A. RUNDELL, JR.
                                          -------------------------------------
                                            Name:  C.A. Rundell, Jr.
                                            Title:  Chief Executive Officer